Exhibit 99.1

United Fire Group, Inc. Reports on Annual Meeting of Shareholders
•Director Elections to the Board of Directors Announced

Director Elections to the Board of Directors
CEDAR RAPIDS, IOWA, May 16, 2024 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that its shareholders elected four Class C Directors to our 11-member board of directors at the 2024 Annual Meeting of Shareholders held on May 15, 2024.
The following individuals were each elected as Class C Directors to serve three-year terms expiring in 2027.
•Mark A. Green, Operating Partner at Vistria Group;
•Christopher R. Drahozal, Professor of Law at the University of Kansas Law School;
•Lura E. McBride, President and Chief Executive Officer of Van Meter Inc.; and
•George D. Milligan, President of The Graham Group, Inc.

In other official business, our shareholders:
•ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024; and
•approved, on an advisory basis, the compensation of the Company's named executive officers..

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies.
For more information about UFG visit www.ufginsurance.com.

Contact: Investor Relations at IR@unitedfiregroup.com